For Immediate Release

Charles & Colvard Provides First Quarter Sales Guidance,

Announces Share Repurchase Program And

Gives Update On Expanded Distribution

MORRISVILLE, N.C., March 27, 2006 -- Charles & Colvard, (NASDAQ: CTHR) the sole source of moissanite -- a created jewel available for use in fine jewelry -- today provides first quarter 2006 sales guidance, announces share repurchase program and gives an update on the status of expanded distribution.

First Quarter 2006 Sales Guidance

According to Bob Thomas, President and Chief Executive Officer of Charles & Colvard, "First quarter sales are anticipated to be below the sales level in the same quarter in 2005. Based upon customer orders and indications, we expect first quarter 2006 sales to be between $7.5 million and $8.4 million, or between 25% to 33% less than last year's first quarter sales of $11.2 million. Our expectation of lower sales is based on substantially lower orders from K&G Creations during the first quarter of 2006 when compared with the first quarter of 2005. Our orders from other customers during the first quarter of 2006 are anticipated to show continued growth. As a result of the Federated - May Company merger, Finlay's leased department store retail counters and distribution of moissanite jewelry supplied by K&G Creations at Finlay is contracting by approximately 20%. This contraction is adversely affecting K&G's first quarter orders, especially as compared to the first quarter of 2005 when K&G Creations placed orders for its initial rollout of moissanite jewelry for Finlay. K&G remains committed to moissanite jewelry and has announced the introduction of an exclusive collection of jewelry featuring Sarah Ferguson, the Duchess of York, which it expects to introduce through Finlay in 2006."

Business Expansion Update

Mr. Thomas stated, "We continue to work to expand the distribution of moissanite jewels. Moissanite jewelry is currently at approximately 113 Helzberg locations, 23 more locations than those previously announced and we expect to continue the rollout to additional Helzberg locations during the year."

Share Repurchase Program

The Board of Directors has authorized the repurchase of up to 1,000,000 shares of the Company's stock which may be made from time to time over the next 12 months in the open market at prevailing prices or in privately negotiated transactions at prices at or below prevailing open market prices. As of March 15, 2006, Charles & Colvard had approximately 18.3 million shares of common stock outstanding.

Mr. Thomas noted, "The share repurchase program reflects the continued confidence of the Board of Directors in the future of Charles & Colvard and its commitment to improving shareholder value. Based upon our assessment of the future prospects of Charles & Colvard, we believe our shares to be undervalued.

Mr. Thomas concluded, "We believe that we have made significant progress towards achieving our main objectives which are the wider distribution of moissanite jewelry, building consumer awareness and positioning moissanite in the marketplace. We are committed to building this company into a large and important business for the benefit of our shareholders, and we intend to accomplish that task by providing value to the consumer, and to the industry that serves those consumers."

CONFERENCE CALL

Management will host a conference call on Tuesday March 28, 2006 at 9:00 a.m. ET. At that time, Robert S. Thomas, President and Chief Executive Officer, and James R. Braun, Chief Financial Officer will provide a business overview and an update on corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-896-0863 (973-339-3086 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet.

To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code #7188280 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near-colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company's ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB and Intrinsic Semiconductor, Inc.; dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc., dependence on continued growth and consumer acceptance of the Company's products, and other risks and uncertainties set forth in the Company's 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

CONTACT:

Jim Braun, CFO

Charles & Colvard

(919) 468-0399 Ext. 224

jbraun@moissanite.com

-OR-

INVESTOR RELATIONS:

Tony Schor

Investor Awareness, Inc.

(847) 945-2222

tony@investorawareness.com